Exhibit 3.1

CERTIFICATE OF ADOPTION OF BYLAW AMENDMENT

CALIBERCOS INC.

Adopted June 16, 2025

I, Ignacio Martinez, hereby certify that:

1.I am the duly elected, qualified and acting Secretary of Calibercos Inc. (the “Company”).

2.Pursuant to ARTICLE VIII of the Company’s Amended and Restated Bylaws (the “Bylaws”), which provides that bylaws may be adopted, amended or repealed by the board of directors, and Section 8.01 of the Company’s Third Amended and Restated Certificate of Incorporation, which provides that in furtherance and not in limitation of the powers conferred by law, the Board is expressly authorized and empowered to adopt, amend, alter, or repeal the Bylaws without any action on the part of the stockholders, the board of directors (the “Board”) amended ARTICLE II Section 2.07of the Bylaws as set forth herein.

3.ARTICLE II Section 2.07 of the Bylaws is amended to read as follows:

"Section 2.07. Quorum. Unless otherwise required the Certificate of Incorporation or these Bylaws, and subject to Delaware law, at each meeting of stockholders, the presence, in person or represented by proxy of the holders of at least thirty-three and one third percent (33 1/3%) of the outstanding capital stock of the Corporation entitled to vote shall constitute a quorum for the transaction of business. If, however, such quorum shall not be present or represented at any meeting of the stockholders, the chairman of the meeting or the holders of a majority of the shares of stock entitled to vote who are present, in person or by proxy, may adjourn the meeting to another place, date, or time without notice other than announcement at the meeting, until a quorum shall be present or represented."

4.The foregoing Bylaw amendment has been duly adopted in accordance with the provisions of the Bylaws and Delaware Law by approval of the Board by unanimous written consent dated June 16, 2025, and has not, subsequent to such date, been modified, rescinded, repealed or otherwise amended in any way and is in full force and effect in the form adopted and set forth above as of the date hereof.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed the Company’s seal this 20th day of June 2025.

/s/ Ignacio Martinez
Ignacio Martinez, Secretary